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                                                              Exhibit 99.A3.B



                               Exhibit 24(b)(3)(c)

                         Broker/Dealer Selling Agreement
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                         BROKER-DEALER SELLING AGREEMENT

         This Broker-Dealer Selling Agreement (the "Agreement") is made this 1st day of November, 2001, by and among AFSG Securities Corporation ("AFSG"), AUSA Life Insurance Company, Inc. ("AUSA"), and Janus Distributors, Inc. ("JDI").

                                    RECITALS

         WHEREAS, AFSG, a broker-dealer registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("1934 Act") and a member of the National Association of Securities Dealers, Inc. ("NASD"), is the principal underwriter of a certain variable annuity known as Janus Annuity - New York (the "Contract") that is offered by its affiliate, AUSA, a life insurer;

         WHEREAS, JDI is a broker-dealer registered with the SEC under the 1934 Act and a member of the NASD and is duly authorized to solicit, market and sell the Contract in the State of New York;

         WHEREAS, AFSG proposes to have certain registered representatives of JDI who have been licensed and appointed as life insurance agents of AUSA, and have become associated with World Financial Group Insurance Agency, Inc. ("WFGIA"), or its associated insurance agencies or principal agents (such registered representatives hereafter referred to as "Representative-Agents") to solicit and sell the Contract in the State of New York, and JDI desires to sell such Contract, through the Representative-Agents, in such states or jurisdictions, on the terms and conditions set forth hereinafter;

         WHEREAS, each Representative-Agent shall be a dual employee of WFGIA and JDI and shall be supervised by WFGIA and JDI pursuant to the Coordination and Supervisory Agreement dated November 1, 2001;

         WHEREAS, JDI is affiliated with Janus Capital Corporation ("Janus Capital") which has established and serves as investment adviser to Janus Aspen Series, an open-end investment company designed to serve as an underlying investment medium for the Contracts and for other variable annuity contracts or variable life insurance policies;

         WHEREAS, AUSA, AFSG, and Janus Capital have entered into a Master Agreement dated as of November 1, 2001, as may be amended from time to time, regarding each party's respective functions with regard to the Contracts (the "Master Agreement");

         WHEREAS, AUSA and Janus Aspen Series entered into a Participation Agreement dated as of November 1, 2001, as may be amended from time to time, regarding each party's functions with regard to the Contracts (the "Participation Agreement");

         NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:
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1.       APPOINTMENT.

         a. AUSA authorizes WFGIA, and AFSG hereby authorizes JDI to cause the Representative-Agents to sell the Contract in the states and jurisdictions in which JDI and the Representative-Agents are appropriately licensed, registered or otherwise qualified and in which the Contract is duly authorized to be sold. In addition to the Contracts, Representative-Agents may continue to solicit investors for securities and insurance products distributed by JDI, its affiliates and others in their capacities as registered representatives of JDI.

         b. JDI agrees to use its best efforts to solicit and sell the Contract and perform the other functions set forth herein. JDI shall provide the office space, support personnel, office equipment, and other resources as may be reasonably necessary for the Representative-Agents to solicit and sell the Contracts. JDI shall be free to exercise its own discretion as to whom to solicit and the time, place, and means of performing its duties under this Agreement.

2. SUPERVISION OF REPRESENTATIVE-AGENTS BY JDI. JDI, with respect to securities law related activities, shall have full responsibility for the training and supervision of all Representative-Agents associated with JDI who are engaged directly or indirectly in the offer or sale of the Contract and all such persons shall be subject to the control of JDI with respect to such persons' securities related activities in connection with the Contract. JDI will establish rules, procedures and supervisory techniques necessary to diligently supervise the activities of the Representative-Agents.

         JDI will use its best efforts to cause such Representative-Agents to qualify under applicable federal and state securities laws to engage in the sale of the Contract, will cause such Representative-Agents to be registered representatives of JDI before such Representative-Agents engage in the solicitation of applications for the Contract, will provide each of the Representative-Agents with a copy of its compliance manual, and will cause such Representative-Agents to limit solicitation of applications for the Contract to jurisdictions where AUSA or AFSG has authorized such solicitation.

         JDI shall certify Representative-Agents' qualifications, including certifying a General Letter of Recommendation set forth in Exhibit A to this Agreement.

3. COMPLIANCE WITH NASD RULES OF FAIR PRACTICE AND FEDERAL AND STATE SECURITIES AND INSURANCE LAWS. AFSG and JDI shall fully comply with the requirements of the 1934 Act and all other applicable federal or state laws applicable to the solicitation and service of the Contract.


4. RECORDS. JDI agrees to maintain appropriate books and records concerning the activities of the Representative-Agents in connection with the offering and sale of the Contracts as required by the 1934 Act, the NASD Rules of Fair Practice, and any other applicable securities laws or regulations. Any party shall readily provide such records or disclosures pertaining to sales, conduct or commissions under this Agreement, as may be required by court order or law or by any regulatory or self-regulatory authority to which any party is subject. Management of AUSA, WFGIA, AFSG, and JDI, their designated agents, and all regulatory bodies having jurisdiction over them, shall have

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         unimpeded access at all times to all records maintained in connection with the offering and sale of the Contracts pursuant to this Agreement.

5. PROSPECTUS, SALES PROMOTION MATERIAL AND ADVERTISING. (a) Prospectus. JDI shall forward to the Representative-Agents, Contract prospectuses and such other materials AFSG and AUSA determine to be necessary or desirable for use in connection with sales of the Contract. (b) Sales Material and Advertising. JDI shall ensure that no sales promotion materials or advertising related to the Contract shall be used by Representative-Agents in connection with the sale of any Contract unless the specific item has been approved in the manner and by the specified parties as provided in the Master Agreement and the Participation Agreement. (c) Responsibility for Filing Sales Literature and Advertising with NASD. As between AFSG and JDI, the party developing and publishing the respective sales literature or advertising relating to the Contracts shall be responsible for filing it with the NASD. The allocation under this Agreement of the responsibility to file such materials with the NASD does not waive in any way the review and approval of such material by the various parties as required under the Master Agreement and the Participation Agreement.

6. APPLICATIONS. JDI shall cause all applications for the Contract to be made on application forms supplied by AUSA, and all payments collected by JDI or any Representative-Agent to be remitted promptly in full, together with such application forms and any other documentation directly to AUSA at the address indicated on such application. JDI shall review all such applications for completeness. Checks or money orders in payment on any such Contract shall be drawn to the order of AUSA. Applications are subject to rejection by AUSA if not in good order. JDI agrees to remit in full to AUSA promptly upon receipt, all premiums received on such applications, forms and any other required documentation obtained in respect of participants in the Contract. AFSG and AUSA represent and warrant that all Contracts are legally issued, registered and filed as required by applicable federal securities and state insurance laws in all jurisdictions authorized by AUSA and AFSG.

7. COMPENSATION. No compensation shall be due to any party or any Representative-Agent from any other party under this Agreement. Each party shall pay all expenses incurred by it hereunder.

8. INVESTIGATIONS. AUSA, AFSG, and JDI agree to cooperate fully in any investigation or proceeding with respect to any Representative-Agent to the extent that such investigation or proceeding is in connection with the Contract. Without limiting the foregoing:

         a. AFSG or AUSA will promptly notify JDI of any substantive customer complaints or notice of any regulatory investigation or proceeding or judicial proceeding received by it or any of its affiliates with respect to JDI or any Representative-Agent in connection with the Contract of any activity in connection therewith.

         b. JDI will promptly notify AFSG and/or AUSA of any substantive customer complaints or notice of any regulatory investigation or proceeding or judicial

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                  proceeding received by JDI with respect to JDI or any
                  Representative-Agent in connection with the Contract or any activity in connection therewith.

         c. In the case of a substantive customer complaint in connection with the Contract, AUSA, AFSG, and JDI will cooperate in investigating such complaint. However, any response thereto affecting or involving the rights or obligations of AUSA under the Contract shall be the sole responsibility of AUSA.

9. INDEMNIFICATION. JDI agrees to hold AFSG and AUSA harmless and indemnify AFSG and AUSA against all loss, claims, attorneys' fees and expenses that result from breach of this Agreement by JDI or from any negligent, fraudulent, or intentional acts, omissions or errors of JDI, its employees, its agents, or the Representative-Agents in the performance of any services or duties hereunder or related in any way to this Agreement.

         AFSG and AUSA agree to hold JDI harmless and indemnify JDI against all loss, claims, attorneys' fees and expenses that result from breach of this Agreement by AFSG or AUSA or from any negligent, fraudulent, or intentional acts, omissions or errors of AFSG or AUSA, their employees, and their agents in the performance of any services or duties hereunder or related in any way to this Agreement.

         Without limiting the foregoing indemnities, each party to this Agreement agrees to indemnify and hold harmless the other against any breach of representation, warranty or covenant herein by the indemnifying party.

10.      TERMINATION.

         a. AFSG may terminate this Agreement immediately and without notice if JDI fails to maintain its registration as a broker-dealer under the 1934 Act or a member of the NASD.

         b. Each party to this Agreement may terminate this Agreement upon written notice to the other party if the other party breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days of the written notice.

         c.       Each party to this Agreement shall have the right, upon thirty
                  (30) days' written notice to the other parties, to terminate this Agreement for whatever reason deemed appropriate by such party.

         d. This Agreement shall terminate simultaneously with the earlier of the termination of the Master Agreement or of the Coordination and Supervisory Agreement.

         e. Notwithstanding the termination of this Agreement, AFSG and JDI acknowledge that each of them shall be individually and respectively liable, responsible and accountable for any and all action undertaken prior to the effective date of the termination of this Agreement.


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         f.       Notice of termination shall be deemed to be given on the day mailed or delivered by hand to an officer of either party.

11. FIDELITY BOND. JDI shall secure and maintain a fidelity bond in at least the amount prescribed under Article III, Section 32 of the NASD Rules of Fair Practice.

12. INDEPENDENT CONTRACTORS. AFSG and JDI enter into this Agreement as independent contractors and nothing contained in this Agreement and no act done under this Agreement shall be construed as establishing a partnership, joint venture, or principal-agent relationship among the parties.

13. ASSIGNMENT. None of the parties to this Agreement may assign this Agreement without the prior written approval of the other parties.

14. CONFIDENTIALITY. Each party will keep confidential information it may acquire as a result of this Agreement regarding AFSG and JDI and their affiliates' affairs. The parties agree that ownership of or rights to any customer list or other propriety information that either party may acquire in the performance of this Agreement shall be governed by the Master Agreement.

15. NOTICES. All notices hereunder are to be made in writing and shall be given:

                  if to AFSG, to:   570 Carillon Parkway
                                    St. Petersburg, FL 33716
                                    Attn:  John K. Carter, Esq.


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                  if to JDI, to:   100 Fillmore Street
                                   Denver, CO 80206
                                   Attn:  General Counsel

                  if to AUSA, to:  570 Carillon Parkway
                                   St. Petersburg, FL 33716
                                   Attn:  John K. Carter, Esq.

16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

17. SEVERABILITY. This is a severable Agreement. In the event that any provisions of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provisions shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

18. SURVIVAL. The provisions of Sections 9, 10, 14 and 17 of this Agreement shall survive termination of this Agreement.

19. GOVERNING LAW. This Agreement shall be interpreted in accordance with the laws of the State of Colorado.

20. HEADINGS. The sections and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

21. AMENDMENT. This Agreement may not be amended except by a writing signed by each of the parties hereto.

22. CODE OF PROFESSIONAL CONDUCT. JDI agrees to comply with the concepts in AUSA's Code of Professional Conduct and agrees to maintain policies and procedures to reasonably assure that its Representatives comply with those concepts.

23. USE OF AUSA POLICY ADMINISTRATION COMPUTER SYSTEM. AUSA receives and processes applications, premium payments, transfers, redemptions (including surrenders and withdrawals) and all other financial transactions relating to each pending, issued and terminated Contract, and maintains on AUSA's policy administration computer system (the "System") records of all applications, purchases, transfers, redemptions and other transactions regarding each Contract. JDI and AUSA agree as follows:

         a. AUSA agrees JDI is an authorized user of the System and has full and continuous on-line access to the System, including all records contained in the System relating to each Contract's transactions.


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         b.       JDI has determined that the System contains the data and
                  records relating to each Contract which are required to be kept by JDI pursuant to Rule 17a-3 under the 1934 Act as applicable to JDI's sale of the Contracts.

         c. All policy transactions relating to the Contracts are available in the System. JDI shall have access to such data. JDI is authorized to produce and deliver any such data, records, registers, summaries or other reports in the System relating to the Contracts to the SEC, NASD or other regulatory authority having jurisdiction over JDI with respect to the Contracts.

         d. AUSA agrees to maintain the records and data in the System and provide JDI with on-line access for at least two years from the date of a transaction, and AUSA will maintain and provide back-up files from its system for at least six years from the date of a transaction.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunto duly authorized, as of the day and year first above written.


Attest:                              AFSG SECURITIES CORPORATION


                                     By:    /s/ John K. Carter
---------------------------                 ---------------------------------
                                     Name:  John K. Carter
                                            ---------------------------------
                                     Title: Vice President
                                            ---------------------------------


Attest:                              JANUS DISTRIBUTORS, INC.


/s/ Verna Morris                     By:    /s/ Bonnie M. Howe
---------------------------                 ---------------------------------
                                     Name:  Bonnie M. Howe
                                            ---------------------------------
                                     Title: Vice President
                                            ---------------------------------


                                     AUSA LIFE INSURANCE COMPANY,
Attest                               INC.


                                     By:    /s/ Tom A. Schlossberg
---------------------------                 ------------------------------------
                                     Name:  Tom A. Schlossberg
                                            ------------------------------------
                                     Title: Chairman of the Board and President
                                            ------------------------------------


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                  EXHIBIT A TO BROKER-DEALER SELLING AGREEMENT

                        GENERAL LETTER OF RECOMMENDATION

         JDI hereby certifies to AFSG and AUSA that all the following requirements will be fulfilled in conjunction with the submission of licensing/appointment papers for all applicants submitted by JDI. JDI will, upon request, forward proof of compliance with same to AFSG in a timely manner. "We" refers to JDI.

         1. We have made a thorough and diligent inquiry and investigation relative to each applicant's identity, residence and business reputation and declare that each applicant is personally known to us, has been examined by us, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of a license. Each individual is trustworthy, competent and qualified to hold himself out in good faith to the general public in connection with the Contracts.

         2. We have on file a U-4 form which was completed by each applicant. We have fulfilled all the necessary investigative requirements for the registration of each applicant as a registered representative through our NASD member firm, and each applicant is presently registered as an NASD registered representative.

                  The above information in our files indicates no fact or condition which would disqualify the applicant from receiving a license and all the findings of all investigative information is favorable.

         3. We certify that all educational requirements have been met for the specified state each applicant is requesting a license in, and that all such persons have fulfilled the appropriate examination, education and training requirements.

         4. If the applicant is required to submit his picture, his signature, and securities registration in the state in which he is applying for a license, we certify that those items forwarded to AUSA are those of the applicant and the securities registration is a true copy of the original.

         5. We hereby warrant that the applicant is not applying for a license with AUSA in order to place insurance chiefly and solely on his life or property, or lives or property of his relatives, or property or liability of his associates.

         6. We will not permit any applicant to directly or indirectly solicit Contracts unless AUSA has advised JDI the applicant is duly licensed and appointed to do so.


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